EXHIBIT 99.1

For additional information, contact:

Philippe Sanchez
Chairman and CEO
(206) 281-1546
ir@photoworks.com

Loran Cashmore Bond
VP Administration
(206) 281-1546
ir@photoworks.com

PHOTOWORKS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

        Seattle, November 19, 2003 - PhotoWorks, Inc. [OTCBB: FOTO], a leading provider of digital and film photofinishing services, today announced financial results for its fourth quarter and fiscal year ended September 27, 2003.

        The Company reported net income of $628,000, or $.04 diluted earnings per share, for the quarter compared to net income of $1,348,000, or $.08 diluted earnings per share, in the fourth quarter of fiscal 2002. Net income for the quarter included a reversal of $725,000 for amounts previously accrued for a penalty assessment issued by the International Trade Commission. Net income in the fourth quarter of fiscal 2002 included $1,431,000 of tax benefits.

        The Company reported a net loss of $4,075,000 or a loss of $.24 per share for the fiscal year ended September 27, 2003, compared to net income of $3,581,000, or $.21 diluted earnings per share in fiscal 2002. Fiscal 2002 net income included $5,673,000 of tax benefits for operating losses incurred in 2001 and 2002 that were recoverable under the "Job Creation and Worker Assistance Act" passed in March 2002.

        For the fourth quarter of fiscal 2003, the Company reported net revenues of $7,576,000, compared to $11,247,000 for the fourth quarter of fiscal 2002. Net revenues for the fiscal year ended September 27, 2003 were $29,416,000 compared to $42,093,000 for fiscal 2002. As anticipated, net revenues from traditional film processing continue to decline, primarily due to a weakness in the traditional film processing business. Digital processing revenues for the fiscal year doubled compared to the prior year and reflect approximately 9% of total net revenues.

        The Company had cash and cash equivalents of $4,756,000 at the end of fiscal 2003, which included $163,000 of operating cash flow generated in the fourth quarter of fiscal 2003.

      Settlement Agreement reached with ITC

        In September, the Company announced that it reached a settlement agreement with the ITC that provided for a reduction in the penalty amount from $1.6 million to $1 million and provided for a 4-year annual payment schedule with the first payment of $250,000 due on July 1, 2004. The $725,000 reversal in the fourth quarter includes a $600,000 reduction of the penalty amount and $125,000 for imputed interest attributable to the 4-year payment schedule.

      Near-Term Outlook

        "The Company and the industry are at a crossroads," stated Philippe Sanchez, PhotoWorks' recently appointed President and CEO. "I joined PhotoWorks recognizing the challenging situation facing the Company along with the significant upside opportunity in the digital photography space. We need to be realistic and aggressive and begin to generate positive results. Our focus for the near-term is to ensure sustainability and establish core competencies in the digital space by streamlining our cost structure and providing an infrastructure and website that delivers on the PhotoWorks brand promise."

      -more-

Conference Call Scheduled

An investor conference call has been scheduled for today, Wednesday, November 19, 2003 at 11:00 am Pacific Time to discuss the fourth quarter and year-end results. The conference call will be broadcast live over the Internet. To listen to the call over the Internet, go to PhotoWorks' Web site at www.photoworks.com. If you cannot listen to the conference call live, a replay will be available on PhotoWorks' Web site for 90 days. If you do not have Internet access, a replay of the call will be available from November 19, 2003 at 1:00 p.m. Pacific Time to November 26, 2003 at 1:00 p.m. Pacific Time by dialing 1-800-633-8284 and entering access code 21164735.

About PhotoWorks

PhotoWorks is a leading innovator of high-quality photofinishing services and has been providing services for 25 years. Based in Seattle, PhotoWorks (OTCBB:FOTO) was founded in 1978 and has led the industry in delivering a number of popular and valuable consumer photo print offerings to millions of customers. Offerings include professional-quality digital prints, online and mail ordering and more. Leveraging its unique insight into photo and consumer buying trends, its innovative product line and alliances with strategic channel partners, PhotoWorks is committed to helping digital photographers capture, manage, store, share and enjoy real, professional-quality prints. More information about PhotoWorks is available at www.photoworks.com or by calling (800) 746-8696.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this news release concerning leadership in photo services; opportunities in the digital photography space; ability to ensure sustainability and establish core competencies in the digital market space; future products and services, and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the ability to generate cash to fund operations; system performance problems due to technical difficulties, pricing and other activities by competitors; economic and industry factors, and other risks including those described in the Company's Annual Report on Form 10-K and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.

-Financial Tables Follow-

PHOTOWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share and share data)

	Fourth Quarter Ended		Fiscal Year Ended

	September 27,	September 28,	September 27,	September 28
	2003	2002	2003	2002

Net revenues	$7,576	$11,247	$29,416	$42,093
Cost of goods and services	5,235	8,037	22,129	31,619

Gross profit	2,341	3,210	7,287	10,474
Operating Expenses:
Marketing	707	908	2,662	4,567
Research and development	417	663	2,442	1,891
General and administrative	1,296	1,636	5,355	5,893
ITC penalty	(725)	--	875	--

Total operating expenses	1,695	3,207	11,334	12,351

Income (loss) from operations	646	3	(4,047)	(1,877)
Other expense, net	(28)	(86)	(120)	(215)

Income (loss) before income taxes	618	(83)	(4,167)	(2,092)
Income tax benefit	10	1,431	92	5,673

Net income (loss)	$628	$1,348	$(4,075)	$3,581

Net income (loss) per share - diluted	$.04	$.08	$(.24)	$.21

Net income (loss) per share - basic	$.04	$.08	$(.24)	$.22

Weighted average shares and diluted equivalents outstanding	17,702,000	16,984,000	16,657,000	17,043,000

Weighted average shares - basic	16,660,285	16,655,000	16,657,000	16,655,000

PHOTOWORKS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA

	September 27, 2003	September 28, 2003

Cash and cash equivalents	$4,756,000	$1,175,000
Accounts receivable	28,000	548,000
Inventories	652,000	934,000
Prepaid expenses	354,000	3,978,000
Income tax receivable	--	1,808,000
Current Assets	5,790,000	8,443,000
Total Assets	$7,662,000	$11,822,000

Current Liabilities	$3,956,000	$4,684,000
Total Liabilities	7,098,000	7,184,000
Total Shareholders' Equity	564,000	4,638,000
Total Liabilities and Shareholders' Equity	$7,662,000	$11,822,000

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